UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

METABASIS THERAPEUTICS, INC
(Name of Issuer)
Common Stock
(Title of Class of Securities)
59101M 10 5
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	59101M 10 5	13G	Page	2	of	17

1	NAMES OF REPORTING PERSONS: InterWest Partners VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		2,898,193

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,898,193

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,898,193

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	11.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 2 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	3	of	17

1	NAMES OF REPORTING PERSONS: InterWest Investors VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		138,788

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		138,788

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	138,788

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 3 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	4	of	17

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		3,036,981

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,036,981

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 4 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	5	of	17

1	NAMES OF REPORTING PERSONS: Stephen C. Bowsher (a Venture Member of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	6	of	17

1	NAMES OF REPORTING PERSONS: Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	7	of	17

1	NAMES OF REPORTING PERSONS: Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	8	of	17

1	NAMES OF REPORTING PERSONS: W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	9	of	17

1	NAMES OF REPORTING PERSONS: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	10	of	17

1	NAMES OF REPORTING PERSONS: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	11	of	17

1	NAMES OF REPORTING PERSONS: Arnold L. Oronsky (a Managing Director of Interwest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		24,139

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		24,139

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,061,120

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	12	of	17

1	NAMES OF REPORTING PERSONS: Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,036,981

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,036,981

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,036,981

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 17 Pages

ITEM 1.
(a)	NAME OF ISSUER : Metabasis Therapeutics, Inc.
(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE : 9390 Towne Centre Drive, Building 300, San Diego, CA 92121
ITEM 2.
(a)	NAME OF PERSON(S) FILING:

InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE : 2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c) CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VII:	California
II VII:	California
IMP VII:	California
Bowsher:	United States
Cash:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Oronsky:	United States
Rosch:	United States
Page 13 of 17 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock
(e)	CUSIP NUMBER: 59101M 10 5
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VII (1)	II VII (2)	IMP VII (3)
Beneficial Ownership	2,898,193	138,788	3,036,981
Percentage of Class	11.5%	0.5%	12.0%
Sole Voting Power	2,898,193	138,788	3,036,981
Shared Voting Power	0	0	0
Sole Dispositive Power	2,898,193	138,788	3,036,981
Shared Dispositive Power	0	0	0

	Bowsher (4)	Cash (4)	Gianos (4)	Hedrick (4)
Beneficial Ownership	3,036,981	3,036,981	3,036,981	3,036,981
Percentage of Class	12.0%	12.0%	12.0%	12.0%
Sole Voting Power	0	0	0	0
Shared Voting Power	3,036,981	3,036,981	3,036,981	3,036,981
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	3,036,981	3,036,981	3,036,981	3,036,981

	Holmes (4)	Kliman (4)	Oronsky (4)**	Rosch (4)
Beneficial Ownership	3,036,981	3,036,981	3,061,120	3,036,981
Percentage of Class	12.0%	12.0%	12.1%	12.0%
Sole Voting Power	0	0	24,139	0
Shared Voting Power	3,036,981	3,036,981	3,036,981	3,036,981
Sole Dispositive Power	0	0	24,139	0
Shared Dispositive Power	3,036,981	3,036,981	3,036,981	3,036,981

**	Includes 24,139 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2005.
(1)	Includes 387,740 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005. Excludes 142,493 shares issuable pursuant to warrants that are not exercisable until March 29, 2006.

(2)	Includes 18,568 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005. Excludes 6,824 shares issuable pursuant to warrants that are not exercisable until March 29, 2006.

(3)	IMP VII is the general partner of IWP VII and II VII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII. Bowsher is a Venture Member of IMP VII.
Page 14 of 17 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP VII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9.NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 15 of 17 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2006

By:/s/ Stephen C. Bowsher Name: Stephen C. Bowsher	INTERWEST PARTNERS VII, LP
By:/s/ Harvey B. Cash Name: Harvey B. Cash	By: InterWest Management Partners VII, LLC its General Partner
By:/s/ Philip T. Gianos Name: Philip T. Gianos	By:/s/ W. Stephen Holmes Managing Director
By:/s/ W. Scott Hedrick Name: W. Scott Hedrick	INTERWEST INVESTORS VII, LP
By:/s/ W. Stephen Holmes Name: W. Stephen Holmes	By: InterWest Management Partners VII, LLC its General Partner
By:/s/ Gilbert H. Kliman Name: Gilbert H. Kliman	By:/s/ W. Stephen Holmes Managing Director
By:/s/ Arnold L. Oronsky Name: Arnold L. Oronsky	INTERWEST MANAGEMENT PARTNERS VII, LLC
By:/s/ Thomas L. Rosch Name: Thomas L. Rosch	By: /s/ W. Stephen Holmes Managing Director
Page 16 of 17 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 14, 2006

By:/s/ Stephen C. Bowsher Name: Stephen C. Bowsher	INTERWEST PARTNERS VII, LP
By:/s/ Harvey B. Cash Name: Harvey B. Cash	By: InterWest Management Partners VII, LLC its General Partner
By:/s/ Philip T. Gianos Name: Philip T. Gianos	By:/s/ W. Stephen Holmes Managing Director
By:/s/ W. Scott Hedrick Name: W. Scott Hedrick	INTERWEST INVESTORS VII, LP
By:/s/ W. Stephen Holmes Name: W. Stephen Holmes	By: InterWest Management Partners VII, LLC its General Partner
By:/s/ Gilbert H. Kliman Name: Gilbert H. Kliman	By:/s/ W. Stephen Holmes Managing Director
By:/s/ Arnold L. Oronsky Name: Arnold L. Oronsky	INTERWEST MANAGEMENT PARTNERS VII, LLC
By:/s/ Thomas L. Rosch Name: Thomas L. Rosch	By: /s/ W. Stephen Holmes Managing Director
Page 17 of 17 Pages